Corporate Headquarters
96 South George Street
York, Pennsylvania 17401 U.S.A.

www.glatfelter.com

For Immediate Release	Contacts:

	Investors:	Media:

	John P. Jacunski	William T. Yanavitch

	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS FOURTH-QUARTER 2006 RESULTS AND RECORD ANNUAL SALES

~ Lydney Acquisition Granted Unconditional Regulatory Approval and
Progress Made on Chillicothe Integration ~

~ EURO Program Reduces Operating Costs by $2.0 million ~

YORK, Pennsylvania – February 15, 2007 – Glatfelter (NYSE: GLT) today reported net sales of $268.6 million for the fourth quarter ended December 31, 2006, compared with $143.2 million for the fourth quarter of 2005. Net income for the 2006 fourth quarter was $15.0 million, or $0.33 per diluted share, compared with $26.9 million, or $0.61 per diluted share, for the prior-year period. The 2006 results include the impact of the Company’s Lydney and Chillicothe acquisitions, which were completed in March and April of 2006, respectively.

Fourth-quarter 2006 net income includes $8.0 million in gains from the dispositions of the Company’s timberlands, shutdown and restructuring charges of $1.2 million, and acquisition integration costs of $1.8 million, all after taxes. Net income for the previous year’s fourth quarter included $11.5 million of timberland gains, $11.3 million of insurance recoveries and $1.0 million of restructuring charges, all on an after-tax basis.

Excluding these items from each period’s results, adjusted earnings per share, which constitute a non-GAAP financial measure, increased 83% to $0.22 per diluted share for the 2006 fourth quarter, compared with $0.12 per diluted share for the prior-year period. For a reconciliation of adjusted earnings to GAAP earnings, refer to the tabular presentation at the end of this release.

“Our fourth quarter results demonstrate the continued favorable performance of our legacy businesses and the actions we are taking to drive strong returns throughout the Company. Our results benefited from improved pricing conditions and solid operating performance in the Specialty Papers business unit, and from increased demand and profitability in our Composite Fibers business unit,” said George H. Glatfelter II, Chairman and Chief Executive Officer. “We have made progress in integrating the Chillicothe facilities as evidenced by an 11% increase in production in the fourth quarter compared to the third quarter and we will maintain our focus on further improving these operations in the coming year. In December 2006, the Company received unconditional regulatory clearance from the European Commission of our Lydney mill acquisition. We will be aggressively integrating this operation into the Composite Fibers business unit in the upcoming quarters to ensure that we realize the full benefits of this transaction.”

Fourth-Quarter Business Unit Results

In the fourth quarter of 2006, Glatfelter’s Specialty Papers business unit reported net sales of $185.8 million, with operating income of $8.3 million, up from $93.2 million and $2.0 million, respectively, in the same quarter a year ago. Carbonless and Forms net sales related to the Chillicothe acquisition represented $84.6 million of this increase. An overall favorable pricing environment in Specialty Papers generated a $5.4 million benefit to operating income in the fourth quarter compared with the year-earlier quarter with prices increasing in the book, envelope and engineered products markets. The Company also realized approximately $1.0 million from the carbonless price increases announced during mid-2006. The full benefit of the carbonless price increase is expected to be realized by mid-2007. Shipping volume, excluding carbonless products, increased slightly in the quarter compared to a year ago. Production costs increased for the quarter driven by higher pulp prices. Chillicothe’s operating income during the fourth quarter totaled $3.3 million, including $0.5 million of favorable pricing related to book products included in the price variance noted above.

In Composite Fibers, net sales were $82.8 million for the 2006 fourth quarter, with operating income of $6.2 million, compared with $50.0 million and $3.2 million, respectively, for the prior-year period. Volume increased approximately 8% in this business unit, excluding the impact of Lydney, with increases seen across all markets. These volume increases lead to growth in operating income of $2.8 million. Average selling prices were substantially unchanged, excluding the effect of foreign currency exchange rates. Energy and raw material costs were $1.9 million higher than a year ago which were offset by benefits from the Company’s EURO Program that reduced operating costs by $2.0 million during the quarter.

Full-Year Results

Net sales for 2006 were $986.4 million, up from $579.1 million a year earlier. The Company reported a net loss of $12.2 million, or $0.27 per diluted share in 2006, compared with net income of $38.6 million, or $0.87 per diluted share in 2005. The 2006 full year results include, all on an after-tax basis, shutdown and restructuring charges of $35.2 million, acquisition integration costs of $8.6 million and a debt redemption premium of $1.8 million. Insurance recoveries and gains on the Company’s dispositions of timberlands aggregated $8.9 million, after-tax. The reported results for the full year 2005 include after tax gains totaling $24.0 million from insurance recoveries and the sale of timberlands, as well as restructuring charges totaling $1.0 million after-tax.

Excluding these items, adjusted earnings, which is a non-GAAP measure, increased 57 percent to $0.55 per diluted share for 2006, compared with $0.35 per diluted share for the prior year.

For the Specialty Papers business unit, 2006 net sales increased to $693.7 million and operating income was $19.0 million, compared with $380.9 million and $10.5 million, respectively, for the previous year. Net sales for Composite Fibers were $292.8 million for 2006 and operating income was $17.5 million, compared with $198.1 million and $10.7 million, respectively, for 2005.

2006 Highlights

In 2006, the Company implemented important cost reduction programs and pursued two strategic acquisitions furthering its vision of becoming the global supplier of choice in specialty papers and engineered products.

•	The acquisitions of Chillicothe and Lydney had a combined revenue impact of approximately $330 million. The acquisition of Chillicothe has enabled the company to reposition its manufacturing platform within Specialty Papers by shutting down its non-integrated higher cost Neenah, Wisconsin facility and transferring the mill’s book publishing products to Chillicothe. The purchase of the Lydney, UK mill has allowed the Company to expand its global footprint providing even greater market opportunities to the Composite Fibers business unit.

•	Through the successful implementation of its EURO Program, Glatfelter has substantially reduced costs and generated $8.3 million of financial benefits for the year ended December 31, 2006, realizing anticipated benefits nearly one year ahead of schedule. The EURO Program is a comprehensive initiative designed to improve Composite Fibers’ results by redesigning the workforce, expanding supply-chain management strategies and aggressively pursuing new market opportunities through enhanced new product development activities.

•	The Company’s focus on strong customer relationships and innovative product development drove 16% organic volume growth in its Composite Fibers business unit, including 11% in the Food & Beverage market. In addition, new product development efforts continue to generate over 50% of the Company’s annual revenue.

Timberland Sales Update

The Company continues to move forward with its timberland monetization program recognizing $14.2 million of gains on timberland sales during the fourth quarter. The Company’s Timberland Strategy, which was initiated at the beginning of 2006, is expected to generate proceeds in excess of $150 million over the next two- to four-years assuming, among other factors, acceptable market conditions and a carefully executed plan of disposition in order to maximize the value realized. The Company continues to target $50 million of timberland sales in 2007.

Other Financial Highlights

Selling, general and administrative (“SG&A”) expenses totaled $26.2 million in the fourth quarter of 2006 compared to $15.2 million in the same quarter a year ago. The increase was due to $6.1 million from the inclusion of the Chillicothe and Lydney acquisitions in the current period’s results and $2.8 million of acquisition integration related costs.

Interest expense increased $3.7 million in the quarter-to-quarter comparison totaling $6.9 million for the fourth quarter of 2006. The increase was due to debt incurred to finance acquisitions.

The Company’s effective income tax rate on adjusted earnings for the fourth quarter of 2006 and 2005 was 21.7% and 14.3%, respectively, primarily reflecting resolution of certain tax matters in each period and, in the current year, recognition of recently enacted tax credits.

Outlook

“Our achievements in 2006 and the favorable pricing environment support our optimism for continued success in 2007,” Mr. Glatfelter continued. “With the integration of Chillicothe progressing and the Lydney transaction cleared, I am confident that we are on the right path to long-term profitable growth for our Company and our shareholders.”

For the first half of 2007, the Company expects a stable pricing environment in both Specialty Papers and Composite Fibers. In addition, shipping volumes are expected to improve somewhat from the seasonally slower fourth quarter. In the second quarter, the Company will complete annually scheduled maintenance outages at both its Spring Grove and Chillicothe facilities, with an estimated $0.22 to $0.24 per share impact. In the first half of 2007, Lydney and Chillicothe acquisition integration costs are estimated to total approximately $3.0 million to $4.0 million.

The Chillicothe acquisition is expected to be $0.45 per share to $0.50 per share accretive in 2007 and the Lydney mill is expected to add, on an annual basis beginning in the fourth quarter of 2007, approximately $9 million of operating income, including $2 million of depreciation and amortization.

Conference Call

As previously announced, the Company will hold a conference call today at 11:00AM (Eastern) to discuss its fourth-quarter results. During the conference call, management will be referring to a slide presentation to supplement their prepared remarks. This presentation is available on the Company’s Investor Relations web page as well as through the webcast discussed below.

Interested persons who wish to hear the live webcast should go to the Company’s Investor Relations web page at www.glatfelter.com/e/invesstock.asp prior to the starting time to register, download and install any necessary audio software.

You may also participate by calling 888-693-3477 within the US and 973-582-2710 internationally (conference ID 8337215) at 10:55 AM (Eastern) on February 15, 2007. A replay of the conference call will be available within two hours of the conclusion of the call until March 1, 2007. To access the taped replay, call 877-519-4471 and enter conference PIN 8337215.

Caution Concerning Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Although the Company makes such statements based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company’s expectations. Actual results may differ materially from these expectations due to changes in, among others, industry conditions, demand for or pricing of its products; risks associated with integrating acquisitions; global political, economic, business, competitive and market conditions; tax legislation; growth strategies and cost reduction initiatives; orderly execution of regularly scheduled maintenance outages; circumstances surrounding the Neenah facility and former Ecusta Division; successful execution of the Timberland Strategy with acceptable market conditions; and other factors. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission.

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA, and Chillicothe and Fremont, OH. International operations include facilities in Germany, France, the United Kingdom and the Philippines and a representative office in China. Glatfelter’s common stock is traded on the New York Stock Exchange under the ticker symbol GLT.

P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three Months Ended December		Twelve Months Ended December 31
	31
In thousands, except per share	2006	2005	2006	2005
Net sales	$268,596	$143,162	$986,411	$579,121
Energy sales – net	2,716	2,405	10,726	10,078

Total revenues	271,312	145,567	997,137	589,199
Costs of products sold	229,919	122,434	891,843	492,023

Gross profit	41,393	23,133	105,294	97,176
Selling, general and administrative expenses	26,154	15,208	92,481	67,633
Shutdown and restructuring charges	2,141	1,564	30,318	1,564
Gains on dispositions of plant, equipment and timberlands, net	(15,386)	(20,645)	(17,394)	(22,053)
Gains from insurance recoveries	–	(17,951)	(205)	(20,151)

Operating income (loss)	28,484	44,957	94	70,183
Nonoperating income (expense)
Interest expense	(6,878)	(3,202)	(24,453)	(13,083)
Interest income	782	480	3,132	2,012
Other – net	(159)	499	(1,001)	1,028

Total other income (expense)	(6,255)	(2,223)	(22,322)	(10,043)

Income (loss) before income taxes	22,229	42,734	(22,228)	60,140
Income tax provision (benefit)	7,246	15,787	(9,992)	21,531

Net income (loss)	$14,983	$26,947	$(12,236)	$38,609

Earnings (Loss) Per Share
Basic	$0.33	$0.61	$(0.27)	$0.88
Diluted	0.33	0.61	(0.27)	0.87

Business Unit Financial Information
(unaudited)

Three months ended December 31
In thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2006	2005	2006	2005	2006	2005	2006 2005
Net sales	$185,754	$93,196	$82,842	$49,954	$–	$12	$268,596	$143,162
Energy sales, net	2,716	2,405	–	–	–	–	2,716	2,405

Total revenue	188,470	95,601	82,842	49,954	–	12	271,312	145,567
Cost of products sold	165,286	83,468	68,835	42,637	(4,202)	(3,671)	229,919	122,434

Gross profit (loss)	23,184	12,133	14,007	7,317	4,202	3,683	41,393	23,133
SG&A	14,924	10,091	7,850	4,086	3,380	1,031	26,154	15,208
Shutdown and restructuring charges	–	–	–	–	2,141	1,564	2,141	1,564
Gains on dispositions of plant, equipment and timberlands	–	–	–	–	(15,386)	(20,645)	(15,386)	(20,645)
Gain on insurance recoveries	–	–	–	–	–	(17,951)	–	(17,951)

Total operating income (loss)	8,260	2,042	6,157	3,231	14,067	39,684	28,484	44,957
Non-operating income (expense)	–	–	–	–	(6,255)	(2,223)	(6,255)	(2,223)

Income (loss) before income taxes	$8,260	$2,042	$6,157	$3,231	$7,812	$37,461	$22,229	$42,734

Supplementary Data
Net tons sold	165,161	109,701	17,699	12,488	–	8	182,860	122,197
Depreciation expense	$8,337	$8,949	$4,562	$3,512	$–	$–	$12,899	$12,461

Year Ended December 31
In thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2006	2005	2006	2005	2006	2005	2006	2005
Net sales	$693,660	$380,923	$292,751	$198,137	$–	$61	$986,411	$579,121
Energy sales, net	10,726	10,078	–	–	–	–	10,726	10,078

Total revenue	704,386	391,001	292,751	198,137	–	61	997,137	589,199
Cost of products sold	635,143	340,629	246,797	166,153	9,903	(14,759)	891,843	492,023

Gross profit (loss)	69,243	50,372	45,954	31,984	(9,903)	14,820	105,294	97,176
SG&A	50,285	39,876	28,458	21,282	13,738	6,475	92,481	67,633
Restructuring charges	–	–	–	–	30,318	1,564	30,318	1,564
Gains on dispositions of plant, equipment and timberlands	–	–	–	–	(17,394)	(22,053)	(17,394)	(22,053)
Gain on insurance recoveries	–	–	–	–	(205)	(20,151)	(205)	(20,151)
Total operating income (loss)	18,958	10,496	17,496	10,702	(36,360)	48,985	94	70,183
Non-operating income (expense)	–	–	–		(22,322)	(10,043)	(22,322)	(10,043)

Income (loss) before income taxes	$18,958	$10,496	$17,496	$10,702	$(58,682)	$38,942	$(22,228)	$60,140

Supplementary Data
Net tons sold	653,734	450,900	68,148	47,669	10	24	721,892	498,593
Depreciation expense	$32,824	$35,781	$17,197	$14,866	$–	$–	$50,021	$50,647

Twelve months ended December 31
In thousands	Specialty Papers		Composite Fibers
	2006	2005	2006	2005
Net sales by product market
Book Publishing	$166,605	$157,269
Carbonless & Forms	266,647	—
Envelope & Converting	103,042	91,751
Engineered Products	137,007	129,936
Other	20,359	1,967
Food & Beverage			$180,258	$103,070
Composite Laminates			50,734	42,948
Metallized			40,078	35,541
Technical Specialties and Other			21,681	16,578
Total	$693,660	$380,923	$292,751	$198,137

Selected Financial Information

(unaudited)

In thousands	Twelve Months Ended December 31
In thousands	2006	2005
Cash Flow Data
Cash provided (used) by:
Operating activities	$(27,573)	$41,765
Investing activities	(181,831)	(6,954)
Financing activities	172,534	(15,130)
Depreciation, depletion and amortization, excluding shutdown charges	50,021	50,647
Capital expenditures	44,460	29,949
	December 31
	2006	2005

Balance Sheet Data
Cash and cash equivalents	$21,985	$57,442
Total assets	1,221,574	1,044,977
Total debt	397,613	207,073
Shareholders’ equity	374,849	432,312

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core papermaking operation, which consists of the production and sale of specialty papers and composite fibers papers. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s papermaking operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, restructuring charges, merger integration costs, the charge for the early redemption of the Company’s 6-7/8% notes due July 2007 and insurance recoveries are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core papermaking business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales and insurance recoveries are distinct from revenues generated from paper product sales. Unlike items such as cost of raw materials and overhead costs, restructuring costs, the charge for early redemption of outstanding debt, and merger integration costs are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period However, non-GAAP adjusted earnings provides a measure of how the Company’s core papermaking operations are performing, which management believes is useful to investors because it allows comparison of such papermaking operations from period to period.

Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP. The following tables set forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein.

		Three Months Ended December 31
	2006		2005
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$14,983	$0.33	$26,947	$0.61
Gains on sales of timberland	(7,980)	(0.17)	(11,517)	(0.26)
Insurance recoveries	–	–	(11,289)	(0.25)
Shutdown and restructuring charges	1,178	0.02	1,017	0.02
Acquisition integration costs	1,830	0.04	–	–
Adjusted earnings	$10,011	$0.22	$5,158	$0.12

	Twelve Months Ended December 31
	2006		2005
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income (loss)	$(12,236)	$(0.27)	$38,609	$0.87
Gains on sales of timberland	(8,812)	(0.20)	(11,258)	(0.25)
Insurance recoveries	(130)	–	(12,719)	(0.29)
Shutdown and restructuring charges	35,212	0.79	1,017	0.02
Acquisition integration costs	8,647	0.19	–	–
Redemption premium	1,820	0.04	–	–
Adjusted earnings	$24,501	$0.55	$15,649	$0.35

The sum of individual per share amounts set forth above may not agree to adjusted income per share due to rounding.